NEWS RELEASE

FOR IMMEDIATE RELEASE
September 2, 2008

Contact: Manny Estrada
Vice President and Chief Financial Officer
International Shipholding Corporation
251.243.9082
estradmg@intship.com

Mobile, Alabama – International Shipholding Corporation (“the Company”) today received a letter dated September 2, 2008, in which Projection LLC, a wholly owned subsidiary of Liberty Shipping Group LLC, submitted a proposal to the Board of Directors of the Company to acquire all of the outstanding shares of the Company’s common stock for $25.75 per share, in cash.  The proposal will be reviewed by the Management and Board of Directors of the Company, and they will respond in due course.

###

International Shipholding Corporation (NYSE: ISH), through its subsidiaries, operates a diversified fleet of U.S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com